Filed pursuant to Rule 424(b)(3)
Registration No. 333-239940

PROSPECTUS SUPPLEMENT NO. 12
(to Prospectus dated July 27, 2020)

Nikola Corporation
Up to 249,843,711 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 27, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239940). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on May 4, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees or other successors in interest (the “Selling Securityholders”) of up to 249,843,711 shares of our common stock, $0.0001 par value per share (“Common Stock”), which includes (i) up to 6,640,000 shares held by certain persons and entities (the “Original Holders”) holding shares of Common Stock initially purchased by VectoIQ Holdings, LLC (the “Sponsor”) and Cowen Investments II, LLC (“Cowen Investments” and, together with the Sponsor, the “Founders”) in a private placement in connection with the initial public offering of VectoIQ Acquisition Corp. and (ii) 243,203,711 shares held by certain affiliates of the Company. We are registering the shares for resale pursuant to such stockholders’ registration rights under a Registration Rights and Lock-Up Agreement between us and such stockholders, which in addition to such registration rights, also provides for certain transfer and lock-up restrictions on such shares.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On May 3, 2021, the closing price of our Common Stock was $11.00.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 4, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2021
Nikola Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38495 (Commission File Number)	82-4151153 (I.R.S. Employer Identification No.)
    4141 E Broadway Road
    Phoenix, AZ    85040
    (Address of principal executive offices)    (Zip Code)

(480) 666-1038
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

The information set forth under Item 4.02 with respect to the three months ended March 31, 2021 is incorporated into this Item 2.02 by reference. The information in Item 2.02 of this Current Report on Form 8-K shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission (the "SEC") released a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies ("SPACs") (the "SEC Staff Statement"). The SEC Staff Statement highlighted potential accounting implications of certain terms that are common in warrants issued in connection with initial public offerings of SPACs. The SEC Staff Statement clarified guidance for all SPAC-related companies regarding the accounting and reporting for their warrants that could result in the warrants issued by SPACs being classified as a liability measured at fair value, with non-cash fair value adjustments recorded in earnings at each reporting period.

Upon review of the SEC Staff Statement, the Company re-evaluated its historical accounting for its warrants and determined the need to change the accounting treatment of the private warrants issued in connection with the initial public offering of VectoIQ Acquisition Corp (“VectoIQ”) and recorded in the Company’s consolidated financial statements as a result of the Company’s merger with VectoIQ, and the reverse recapitalization that occurred on June 3, 2020. The Company’s private warrants were previously recorded as equity. Based on management’s evaluation, the audit committee of the Board of Directors (the “Audit Committee”), in consultation with management, determined that the private warrants should have been classified as liabilities measured at fair value on the closing date of the merger with VectoIQ, with subsequent changes in fair value reported in the Company’s consolidated statements of operations each reporting period.

On May 4, 2021, the Board of Directors, based on the recommendation of and after consultation with the Audit Committee of the Board of Directors and management, concluded that the Company’s previously issued audited financial statements and unaudited interim financial statements for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, Registration Statement on Form S-1 (Registration No. 333-239185) and Registration Statement on Form S-1 (Registration No. 333-239940), and the Company’s previously issued unaudited interim financial statements for the periods ended June 30, 2020 and September 30, 2020 included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020, respectively (collectively, the “Non-Reliance Periods”), should no longer be relied upon based on the reclassification of private warrants as described above. Further, any report on the audited consolidated financial statements of the Company’s independent registered public accounting firm, press releases, stockholder communications, investor presentations or other communications regarding the Non-Reliance Periods, should no longer be relied upon.

As a result, the Company will restate its historical financial results for the Non-Reliance Periods as noted above, in each case to reflect the change in accounting treatment of the private warrants (the “Restatement”). The Company will file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2020 to reflect the Restatement as soon as practicable.

As a result of the Restatement, management expects the impact to total liabilities as of December 31, 2020 to be an increase of between approximately $7 million to $8 million and a decrease to net loss for the year ended December 31, 2020 of between approximately $12 million to $15 million. All estimates contained in this report are subject to change pending management’s completion of its review. The Company’s independent registered public accounting firm has not audited or reviewed these estimated ranges. An audit of annual financial statements and/or review of quarterly financial statements could result in material changes to these ranges and estimates.

As of March 31, 2021, 760,915 private warrants remained outstanding. The Company anticipates that the incremental non-cash non-operating income on its statement of operations related to the private warrants will be between approximately $0.5 million to $1.5 million for the three months ended March 31, 2021.

The Company’s prior accounting for the private warrants as components of equity instead of as liabilities did not have any effect on the Company’s previously reported operating expenses or cash flows. Management believes the change in the accounting treatment of the private warrants has no effect on the Company’s ongoing operations or future plans.

In light of the Restatement, the Company’s management evaluated the effectiveness of the Company’s controls and procedures as of December 31, 2020. That evaluation included consideration of the views expressed in the SEC Staff Statement in which the SEC staff clarified its interpretations of certain generally accepted accounting principles related to warrants issued by SPACs. Prior to the SEC Staff Statement, management believed that the Company’s warrant accounting was consistent with generally accepted accounting principles. Management's belief was supported by the fact that most other SPACs and parties who had merged with SPACs similarly interpreted the warrant accounting principles at issue. However, based on the clarifications expressed in the SEC Staff Statement which resulted in the Restatement, the Company concluded that the Company’s controls and procedures were not effective as of December 31, 2020 and determined that a material weakness existed.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, Ernst & Young LLP.

Forward Looking Statements

Certain statements included in this report that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding management’s expectations on the impact of the Restatement on the Company’s previously issued financial statements and results for the quarter ended March 31, 2021, and expected timing as to when the Company plans to file an amendment to its Annual Report on Form 10-K. These statements are based on various assumptions, whether or not identified in this report, and on the current expectations of management. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to, the discovery of additional information relevant to the Non-Reliance Periods; changes in the effects of the restatement on the Company’s financial statements or financial results; higher than expected charges after completing the restatement process; delays in filing amended filings for the Non-Reliance Periods; due to the Company’s efforts to complete the Restatement; and the other risks detailed from time to time in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020 and other documents the Company files with the SEC. If any of these risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any obligation to update these forward-looking statements.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 4, 2021, the Board of Directors approved amendments to the Company’s Amended and Restated Bylaws to declassify the Board of Directors and revise the associated sections to reflect the declassification. As a result, each of the Company’s directors will stand for reelection at the 2021 annual meeting of stockholders.

In addition, Section 2.10 was amended in its entirety to read as follows:

2.10    Majority Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the capital stock present in person or represented by proxy and entitled to vote on the question shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or of the certificate of incorporation of the corporation or of these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

The foregoing summary of the amendment to the Company’s Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Company’s Amended and Restated Bylaws, as amended as of May 4, 2021, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 8.01 Other Events.

The Company is postponing its 2021 annual meeting of stockholders scheduled for June 8, 2021 to June 30, 2021, in order to allow for its Annual Report on Form 10-K (as restated) to accompany the proxy materials for the annual meeting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1	Amended and Restated Bylaws of the Company, as amended as of May 4, 2021.
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2021

NIKOLA CORPORATION

By:	/s/ Kim J. Brady
Kim J. Brady
Chief Financial Officer